EXHIBIT 12

                         PENNCORP FINANCIAL GROUP, INC.
           STATEMENT RE RATIO OF EARNINGS (LOSS) TO FIXED CHARGES AND
                      PREFERRED STOCK DIVIDEND REQUIREMENTS

        For the Years Ended December 31, 1998, 1997, 1996, 1995 and 1994
                                ($ in thousands)

                                                     1998         1997          1996        1995          1994
                                                  ----------   ----------   ----------   ----------    ---------
Income (loss) before income taxes,
    equity in earnings of unconsolidated
    affiliates and extraordinary charge.........  $ (424,628)  $   51,543   $  110,579   $   79,457   $   60,653
Adjustments to earnings (loss):
   Fixed charges................................      42,265       25,081       21,756       22,581       20,641
   Interest capitalized.........................           -            -         (400)        (260)           -
   Preferred stock dividend requirements........           -            -            -            -            -
                                                  ----------   ----------   ----------   ----------   ----------
Total earnings (loss) and fixed charges.........  $ (382,363)  $   76,624   $  131,935   $  101,778   $   81,294
                                                  ==========   ==========   ==========   ==========   ==========

Fixed charges:
   Interest expense.............................  $   41,491   $   22,497   $   17,741   $   18,729   $   17,404
   Amortization of deferred debt issuance costs.         723          858        1,238        1,051          870
   Rental expense...............................          51        1,726        2,777        2,801        2,367
                                                  ----------   ----------   ----------   ----------   ----------
Total fixed charges.............................  $   42,265   $   25,081   $   21,756   $   22,581   $   20,641
                                                  ==========   ==========   ==========   ==========   ==========

Preferred stock dividend requirements:
   Preferred stock dividends....................  $   18,273   $   19,533   $   14,646   $    6,540   $    1,151
   Gross-up for taxes...........................      10,732       12,769        8,616        3,525          663
                                                  ----------   ----------   ----------   ----------   ----------
Total preferred stock dividend requirements.....  $   29,005   $   32,302   $   23,262   $   10,065   $    1,814
                                                  ==========   ==========   ==========   ==========   ==========

Ratio of earnings (loss) to fixed charges.......       (9.05)        3.27         6.06         4.51         3.94
                                                  ==========   ==========   ==========   ==========   ==========

Combined ratio of earnings (loss) to fixed charges
   and preferred stock dividend requirements....       (5.36)        1.34         2.93         3.12         3.62
                                                  ==========   ==========   ==========   ==========   ==========